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                     [On the letterhead of Allen & Gledhill]

Flextronics International Ltd.
11 Ubi Road 1, #07-01/02,
Melban Industrial Building,
Singapore 408723.                                            28th February, 2000

Dear Sirs,

                     Registration Statement on Form S-4 of
                 Flextronics International Ltd. (the "Company")

        We refer to amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") as filed by the Company with the Securities and Exchange Commission on or about 28th February, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 65,293,672 ordinary shares of S$0.01 each in the capital of the Company (the "Registration Shares").

        We have assumed that the Registration Shares are to be allotted and issued by the Company in consideration for the acquisition by statutory merger (the "Merger") of The Dil Group, Inc. ("Dil") through the merger of Dil with and into Slalom Acquisition Corp. ("Slalom"), a wholly-owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger dated 22nd November, 1999 entered into between the Company, Slalom and Dil (the "Agreement"), at the effective time of the Merger (the "Effective Time").

        In this connection, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of its ordinary shares. We have also reviewed the Registration Statement as filed with the Securities and Exchange Commission on 19th January, 2000, and we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

        Based on the foregoing and assuming that:

        (i) the total issued and paid-up share capital of the Company consequent upon the allotment and issue of the Registration Shares at the Effective will not exceed the authorised share capital of the Company at the Effective Time; and

        (ii)    there shall be subsisting a valid authority given pursuant to
                Section 161 of the Singapore Companies Act, Chapter 50 in respect of the allotment and issue of the Registration Shares at the Effective Time.

        We are of the opinion that the Registration Shares have been duly authorized, and that upon the passing of the requisite resolutions to allot the Registration Shares and the issue of the certificates representing the Registration Shares in accordance with the Articles of Association of the Company against full payment therefor at the Effective Time, the Registration Shares will be validly issued and credited as fully-paid.


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      This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws, rules or regulations of any country other than Singapore. In respect of the issuance of the Registration Shares at the Effective Time, we have in particular assumed that the Company has complied or will comply with all matters of United States Federal and California laws, rules and regulations prevailing from time to time.

      We consent to the filing of this opinion as exhibit 5.1 to be filed by amendment to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which forms part of the Registration Statement.


                                          Yours faithfully,

                                          /s/ Allen & Gledhill